UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2018

HNI Corporation
(Exact name of registrant as specified in charter)

Iowa	1-14225	42-0617510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 East Second Street, P.O. Box 1109, Muscatine, Iowa  52761-0071
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (563) 272-7400

(Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 19, 2018, Stan Askren announced his retirement as President of HNI Corporation and informed the Board of Directors of his intention to retire as Chief Executive Officer and Chairman of the Board no later than December 31, 2018. Consistent with a well-established and long-term succession plan, the Board promoted Jeffrey Lorenger as President, HNI Corporation and elected him as a Director of the Corporation. Mr. Lorenger will serve in the class of directors whose term expires at the 2019 Annual Meeting of Shareholders. The Board further anticipates Mr. Lorenger will assume the role of Chief Executive Officer no later than December 31, 2018.

Mr. Lorenger, 53, joined HNI Corporation in 1998 and has held multiple executive level positions including most recently serving as President, Office Furniture, beginning June 2017; President, Contract Furniture, from 2014 to June 2017; and President, Allsteel from 2008 to 2014. He has also held positions as Vice President, Sales and Marketing, The HON Company; and Vice President, General Counsel and Secretary for HNI Corporation.

As approved by the Human Resources and Compensation Committee of the Board (the "Compensation Committee"), Mr. Lorenger's initial annual base salary will be $750,000, subject to annual review and adjustment.

In addition, Mr. Lorenger will continue to be eligible for an annual incentive award with a target award of 100% of his annual base salary under the HNI Corporation Annual Incentive Plan, prorated for the current fiscal year.  The annual incentive award will depend both on the Corporation’s sales performance (representing 20% of target amount) and profit performance (representing 80% of target).

Mr. Lorenger will also continue to be eligible for annual participation in the Corporation's executive long-term incentive program with a target award equal to 250% of his annual base salary.  Twenty-five percent (25%) of Mr. Lorenger's annual long-term incentive award will be in the form of cash awards paid pursuant to the HNI Corporation Long-Term Performance Plan ("LTPP").  The remaining seventy-five percent (75%) of the award will be in the form of stock options granted annually pursuant to the HNI Corporation 2017 Stock-Based Compensation Plan.  As with all other subsequent three-year performance periods, Mr. Lorenger’s actual LTPP award will depend on the Corporation's performance during the respective performance period.  LTPP awards are subject to approval of the Compensation Committee and stock option grants are subject to approval of the Board.

Mr. Lorenger will continue to participate in the Corporation's other benefit and compensation programs in which he participated prior to his promotion, including the Corporation’s Supplemental Income Plan, HNI Corporation Profit-Sharing Retirement Plan (401k), HNI Corporation Cash Profit-Sharing Plan and HNI Corporation Executive Deferred Compensation Plan, subject to the guidelines of the respective plans.  A brief description of these plans is set forth on pages 25 and 26 of the Corporation's 2018 Proxy Statement filed with the Securities and Exchange Commission on March 23, 2018.  In addition, Mr. Lorenger will be eligible for other employee benefits consistent with those received by the Corporation's other members (i.e., employees). Mr. Lorenger entered into an Indemnity Agreement with the Corporation, effective November 9, 2007, and a Change in Control Agreement, effective November 15, 2006, which will both remain in effect. The Change in Control Agreement was not amended in relation to his promotion.

In accordance with the Corporation's standard compensation policies applicable to employee-directors, Mr. Lorenger will not receive any additional compensation for serving as a director.

There are no arrangements or understandings between Mr. Lorenger and any other person pursuant to which he was selected to serve as President or as a member of the Board. There are no family relationships between Mr. Lorenger and any director, executive officer or person nominated or chosen by the Corporation to become a director or executive officer. Except for his existing employment relationship with the Corporation and the compensation arrangements arising in connection therewith (which have been disclosed pursuant to Item 402 of Regulation S-K), there are no relationships involving Mr. Lorenger required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year

The Board amended Section 3.03(a) of the Corporation's Amended and Restated By-laws (the "By-laws"), effective April 19, 2018, increasing the number of Directors serving on the Board from ten to eleven. The full text of the By-laws is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 7.01	Regulation FD Disclosure

A copy of the press release, dated April 20, 2018, announcing the retirement of Mr. Askren and the appointment of Mr. Lorenger is attached to this Current Report on Form 8-K as Exhibit 99.1

The information in Item 7.01 of this Report, including Exhibit 99.1 attached hereto, is furnished and shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated By-laws of the Corporation, as amended.
99.1	Press Release dated April 20, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HNI CORPORATION
Date:	April 20, 2018	By	/s/ Steven M. Bradford
Steven M. Bradford Senior Vice President, General Counsel and Secretary